Exhibit 5.1

January 17, 2025

Virpax Pharmaceuticals, Inc.

1055 Westlakes Drive, Suite 300

Berwyn, PA 19312

Ladies and Gentlemen:

We have acted as counsel for Virpax Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of up to 16,849,200 shares (the “Shares”) of common stock, par value $0.00001 per share (the “Common Stock”), and pre-funded warrants (the “Pre-Funded Warrants”), in lieu of shares of Common Stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of the outstanding shares of Common Stock. Each Pre-Funded Warrant will be immediately exercisable for one share of Common Stock and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The purchase price of each Pre-Funded Warrant will equal the price per share at which one share of Common Stock is being sold to the public in this offering, minus $0.00001, and the exercise price of each Pre-Funded Warrant will be $0.00001 per share. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Articles of Incorporation, as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that, (i) the Shares and the Pre-Funded Warrants have been duly authorized and when issued as described in the Registration Statement will be duly and validly issued, fully paid and non-assessable and (ii) the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants have been duly authorized and, upon the exercise of the Pre-Funded Warrants in accordance with the terms thereof, such Shares will be duly and validly issued, fully paid and non-assessable shares of common stock of the Company. The Pre-Funded Warrants, when issued and delivered in accordance with the terms described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and to general principles of equity.

We express no opinion herein as to the laws of any state or jurisdiction other than the federal laws of the United States of America, the Delaware General Corporation Law (the “DGCL”), and, with respect to our opinion relating to the enforceability of the Pre-Funded Warrants, the laws of the State of New York.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP